Exhibit 99.1

News Release	Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com

DATE: Oct. 30, 2013

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners Reports Third-Quarter 2013 Financial Results, Updates Guidance

•	3Q 2013 Net Income Is $279 Million, $0.52 per Common Unit

•	Distributable Cash Flow (DCF) From Partnership’s Operations Up 20% vs. Year-Ago Period

•	$61 Million Growth in Fee-based Revenue More Than Offset $49 Million Effect of Lower NGL Margins; Downtime at Olefins Plant Lowers Results

•	Planning Acquisition of Certain Williams Canadian Assets In January 2014

•	Guidance Reflects Planned Canadian Acquisition; Updated Growth Projections for Ohio Valley Midstream

•	Expect DCF Growth Throughout 2013-2015 Guidance Period –Up Nearly $1.1 Billion

•	Partnership Reaffirms Guidance for Distribution Growth of 9% in 2013; Expects 6% Growth in each 2014 and 2015

Summary Financial Information	3Q		YTD
Amounts in millions, except per-unit and coverage ratio amounts.
All income amounts attributable to Williams Partners L.P.	2013	2012	2013	2012
(Unaudited)

Net income	$279	$290	$856	$941

Net income per common L.P. unit	$0.52	$0.38	$1.34	$1.47

Distributable cash flow (DCF) (1)	$378	$374	$1,262	$1,256
Less: Pre-partnership DCF (2)	0	(58)	0	(172)

DCF attributable to partnership operations	$378	$316	$1,262	$1,084

Cash distribution coverage ratio (1) (3)	0.86x	.80x	.90x	.96x

(1)	Distributable Cash Flow and Cash Distribution Coverage Ratio are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(2)	This amount represents DCF from the Gulf Olefins assets during 2012, since these periods were prior to the receipt of cash flows from the assets.
(3)	Includes benefit of IDR waivers.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 1 of 13

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced unaudited third-quarter 2013 net income attributable to Williams Partners L.P. of $279 million, or $0.52 per common limited-partner unit, compared with net income of $290 million, or $0.38 per common limited-partner unit for third-quarter 2012. Earnings per common limited-partner unit were favorably impacted by a significant increase in waived incentive distribution rights, which resulted in a shift of net income from the general partner to the limited partners. Prior-period results throughout this release have been recast to include the results of the Geismar olefins production facility acquired from Williams in November 2012 and to reflect the revised segment reporting resulting from the organizational restructuring effective Jan. 1, 2013.

The $11 million decrease in third-quarter net income was primarily due to $76 million lower olefin margins from lost production at the Geismar olefins plant as well as $49 million (or 29%) lower natural gas liquids (NGL) margins driven by continued ethane rejection. The decrease was offset by a $61 million increase in transportation and gathering and processing fee revenues as well as $19 million in lower costs in the quarter. Third-quarter 2013 also benefited from $50 million of income recognized associated with initial insurance recoveries related to the Geismar incident.

For the first nine months of 2013, Williams Partners reported net income of $856 million, or $1.34 per common limited-partner unit, compared with $941 million, or $1.47 per common limited-partner unit, for the same time period in 2012.

The $85 million decrease in year-to-date income was primarily due to $254 million (or 42 percent) lower NGLs margins driven by continued ethane rejection. The decrease was offset by a $151 million increase in transportation and gathering and processing fee revenues.

Distributable Cash Flow & Distributions

For third-quarter 2013, Williams Partners generated $378 million in distributable cash flow (DCF) attributable to partnership operations, compared with $316 million in third-quarter 2012.

The $61 million growth in fee-based revenues and $50 million lower maintenance capital expenditures drove the increase in DCF, more than offsetting $49 million lower NGL margins. The Geismar olefins plant was not in operation in the third quarter; however, business interruption insurance recoveries contributed $15 million in DCF for the quarter.

Williams Partners recently announced that it increased its quarterly cash distribution to unitholders to $0.8775 per unit, an 8.7-percent increase over the prior year amount. It is also a 1.7-percent increase over the partnership’s second-quarter 2013 distribution of $0.8625 per unit.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 2 of 13

CEO Perspective

Alan Armstrong, chief executive officer of Williams Partners’ general partner, made the following comments:

“During the quarter, 9 percent growth in our fee-based business, primarily in the Northeast U.S., and our continued focus on cost control across our businesses, partially offset the challenges of the unplanned downtime at our Geismar olefins plant and the lower NGL margins. In fact, DCF grew 20 percent year over year despite the limited contributions from last years’ Geismar acquisition.

“Importantly, we are pleased to announce the partnership’s planned acquisition of Williams’ currently cash-flowing Canadian operations. This Canadian business has unique competitive advantages that will allow it to produce very strong free cash flows for many years to come. It is expected to contribute approximately $200 million of DCF to Williams Partners in 2014 and 2015, and Williams continues to invest in large scale drop down candidates for the future.

“We remain committed to safe operations as we continue our steadfast execution on a portfolio of primarily fee-based projects, including further expansions of our well-positioned Transco natural gas pipeline to serve the growing markets for low cost natural gas all along the eastern seaboard and the southeast United States.”

Business Segment Performance

Beginning with its first-quarter 2013 results, Williams Partners’ operations are reported through four business segments. Prior-period results have been recast to reflect the partnership’s updated segment reporting structure.

	3Q				YTD
			Segment Profit +				Segment Profit +
	Segment Profit *		DD&A *		Segment Profit *		DD&A *
Amounts in millions	2013	2012	2013	2012	2013	2012	2013	2012

Northeast G&P	($1)	($4)	$32	$19	$2	($20)	$96	$25
Atlantic-Gulf	137	124	229	221	448	416	720	697
West	207	223	265	281	555	773	732	946
NGL & Petchem Services	62	86	69	93	259	202	281	218

Total	$405	$429	$595	$614	$1,264	$1,371	$1,829	$1,886

Adjustments	(17)	15	(17)	15	(22)	29	(22)	29

Total	$388	$444	$578	$629	$1,242	$1,400	$1,807	$1,915

*	Schedules reconciling segment profit to adjusted segment profit and adjusted segment profit + DD&A are attached to this press release.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 3 of 13

Williams Partners	2012				2013
Key Operational Metrics	1Q	2Q	3Q	4Q	1Q	2Q	3Q	3Q Change
								Year-over-year	Sequential
Fee-based Revenues (millions)	$651	$647	$659	$694	$684	$704	$720	9%	2%

NGL Margins (millions)	$242	$189	$167	$154	$121	$105	$118	-29%	12%
Ethane Equity sales (million gallons)	176	166	163	141	23	37	52	-68%	41%
Per-Unit Ethane NGL Margins ($/gallon)	$0.36	$0.22	$0.12	$0.04	$0.03	$0.02	($0.01)	-108%	-150%
Non-Ethane Equity sales (million gallons)	132	129	138	138	123	128	128	-7%	0%
Per-Unit Non-Ethane NGL Margins ($/gallon)	$1.36	$1.17	$1.07	$1.08	$0.97	$0.83	$0.92	-14%	11%

Olefin Margins (millions)	$74	$70	$77	$77	$118	$88	N/A	N/A	N/A
Geismar ethylene sales volumes (millions of lbs.)	284	250	263	261	246	211	N/A	N/A	N/A
Geismar ethylene margin ($/pound)	$0.18	$0.20	$0.22	$0.23	$0.37	$0.33	N/A	N/A	N/A

Northeast G&P

Northeast G&P includes the partnership’s midstream gathering and processing business in the Marcellus and Utica shale regions, including Susquehanna Supply Hub and Ohio Valley Midstream, as well as its 51-percent equity investment in Laurel Mountain Midstream, and its 47.5-percent equity investment in Caiman Energy II. This segment is in the early stages of developing large-scale energy infrastructure solutions for the Marcellus and Utica shale regions.

Northeast G&P reported segment loss of $1 million for third-quarter 2013, compared with segment loss of $4 million in third-quarter 2012. Year-to-date through Sept. 30, Northeast G&P reported segment profit of $2 million, compared with segment loss of $20 million for the same time period in 2012.

Improved results are primarily due to an increase in fee revenues in the Susquehanna Supply Hub and Ohio Valley Midstream businesses and higher Laurel Mountain Midstream equity earnings, partially offset by costs associated with growth in the Ohio Valley Midstream system.

Atlantic-Gulf

Atlantic-Gulf includes the Transco interstate gas pipeline and a 41-percent interest in the Constitution project. The segment also includes the partnership’s significant natural gas gathering and processing and crude production handling and transportation in the Gulf Coast region. These operations include a 51-percent interest in the Gulfstar project, a 50-percent interest in Gulfstream and a 60-percent interest in Discovery.

Atlantic-Gulf reported segment profit of $137 million for third-quarter 2013, compared with $124 million for third-quarter 2012. Year-to-date through Sept. 30, Atlantic-Gulf reported segment profit of $448 million, compared with segment profit of $416 million for same time period of 2012.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 4 of 13

Segment profit for the third quarter and for the first nine months of 2013 increased primarily due to higher transportation fee revenues associated with expansion projects and new transportation rates effective in 2013 for Transco, as well as lower project development costs, partially offset by lower NGL margins.

West

West includes the partnership’s gathering, processing and treating operations in Wyoming, the Piceance Basin and the Four Corners area, as well as the Northwest Pipeline interstate gas pipeline system.

West reported third-quarter 2013 segment profit of $207 million, compared with $223 million for third-quarter 2012. Year-to-date through Sept. 30, West reported segment profit of $555 million, compared with segment profit of $773 million for the same time period in 2012.

The lower segment profit during third-quarter 2013 and the first nine months of the year was due to lower NGL margins, including the effects of system-wide ethane rejection and higher natural gas prices. Decreases for the year-to-date period in gathering and processing fee revenue were due to severe winter weather causing production freeze-offs in the first quarter and to declines in production in the Piceance basin area. Increased natural gas transportation revenues associated with Northwest Pipeline’s new rates partially offset these declines.

NGL & Petchem Services

NGL & Petchem Services includes the partnership’s NGL and natural gas marketing business, an NGL fractionator and storage facilities near Conway, Kan., a 50-percent interest in Overland Pass Pipeline, and an 83.3% interest in an olefins production facility in Geismar, La., along with a refinery grade propylene splitter and pipelines in the Gulf Coast region.

NGL & Petchem Services reported third-quarter 2013 segment profit of $62 million, compared with $86 million for third-quarter 2012. Year-to-date through Sept. 30, NGL & Petchem reported segment profit of $259 million, compared with segment profit of $202 million for the same time period of 2012.

Third-quarter segment profit declined $24 million primarily due to $77 million lower olefin margins resulting from the Geismar plant downtime, partially offset by $50 million of initial insurance recoveries related to the Geismar incident. For adjusted segment profit and DCF, $35 million of the $50 million of insurance recognized for GAAP accounting has been removed, leaving $15 million, which represents the amount of the actual business interruption claim that has been submitted for the third quarter. The remaining $35 million will be included in adjusted segment profit and DCF in future quarters.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 5 of 13

Year-to-date segment profit increased primarily due to higher NGL marketing margins and $50 million of initial insurance recoveries in the third quarter related to the Geismar incident, partially offset by lower olefin product margins and lower equity earnings.

Recent Operational Achievements for Business Segments

Northeast G&P

•	Steadily increased the Northeast gathered volumes, reaching a new monthly average record of 2.0 Bcf/d in August 2013.

•	Continued expanding the Susquehanna Supply Hub gathering system to keep pace with producer demand. On track to increase horsepower by 126 percent to a total of 121,000 horsepower by the end of 2013.

•	Laurel Mountain Midstream reached a daily record of 400 MMcf/d in October.

Atlantic-Gulf

•

Concluded a successful open season on Atlantic Sunrise, a Transco expansion that would provide firm transportation service from various supply points along Transco’s Leidy Line in Pennsylvania to Dominion’s Cove Point Pipeline interconnect located in Fairfax County, Virginia and south to Alabama.

•

Achieved an early in-service date for half of the capacity (125 Mdt/d) of the Transco Northeast Supply Link project. The remaining portion of the $390 million expansion is on schedule to be placed into service in November 2013, expanding Transco’s existing system into the New York market by 250 Mdt/d.

•

Filed an application with the Federal Energy Regulatory Commission (FERC) to expand Transco’s existing Leidy Line in northern Pennsylvania and its mainline from New Jersey through Alabama by 525 Mdt/d. The project is fully subscribed by shippers with long-term contracts.

•

Filed an application with FERC for the Mobile Bay South III Expansion Project, which is designed to provide 225 Mdt/d of firm transportation service on the Transco Mobile Bay Lateral from receipt points in Alabama to interconnections with Florida Gas Transmission and Bay Gas Storage in Mobile County, Ala. by spring of 2015.

NGL & Petchem Services

•

Executing on a plan to rebuild, turnaround and expand the Geismar Olefins plant by April 2014, which will increase the ethylene production capacity by 600 million pounds per year to a total capacity of 1.935 billion pounds per year.

Guidance

Williams Partners is updating its guidance for cash distributions per limited partner unit; reaffirming an annual growth rate for 2013 of about 9 percent and revising the expected annual growth rate for 2014 and 2015 to 6 percent, which is within its prior guidance range of 6 to 8 percent for 2014 and 2015.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 6 of 13

Williams Partners is raising its 2013 guidance for adjusted earnings and distributable cash flow primarily to reflect an expectation of improved NGL margins, lower costs and lower interest expense. The partnership is raising its 2014 and 2015 guidance for adjusted earnings and distributable cash flow primarily to reflect a planned January 2014 drop-down to Williams Partners of Williams’ currently in-service Canadian assets, offset by lower volume growth rate projections at Ohio Valley Midstream. The planned drop-down of Williams’ Canadian assets currently in-service is subject to successful negotiation of a transaction between Williams and Williams Partners. Williams Partners’ Conflicts Committee, consisting wholly of independent directors and their independent legal and financial advisors, will represent Williams Partners interests in such negotiations. The periods of 2013 through 2015 include a number of other guidance revisions across the partnership’s operations.

In May 2013, Williams agreed to waive incentive distribution rights of up to $200 million over the subsequent four quarters to boost Williams Partners’ expected cash distribution coverage ratio. Third quarter cash distributions are being reduced by $90 million of waived incentive distribution rights and the balance of $110 million remains available. Williams Partners’ 2013 guidance assumes that $50 million is utilized in the fourth quarter in order to achieve the targeted .90x cash coverage ratio. These IDR waivers provide Williams Partners with short-term cash distribution support as a large platform of growth projects moves toward completion and as Geismar returns to operations. Williams Partners expects a return to stronger coverage ratios in 2014 and beyond as new projects come into service and as the planned Canadian asset acquisition is completed (guidance assumes a January 1, 2014 acquisition closing). Williams Partners expects cash coverage of .97x in 2014 and 1.03x in 2015. The 2013 and 2014 cash coverage guidance includes expected recoveries from business interruption insurance related to the Geismar incident.

Williams Partners’ Geismar plant is expected to be out of service until April 2014 as a result of the incident on June 13, 2013. Williams Partners has $500 million of combined business interruption and property damage insurance related to this event (subject to deductibles and other limitations) that is expected to significantly mitigate the financial loss. The partnership’s current estimate of uninsured business interruption loss, property damage loss and other losses totals $73 million. The partnership currently estimates $343 million of cash recoveries from insurers related to business interruption losses.

Under generally accepted accounting principles Williams Partners expects to recognize insurance recovery amounts as income when they are agreed to in writing by insurers or paid in cash. As such, adjusted segment profit, distributable cash flow and cash coverage have been adjusted to accrue assumed business interruption insurance recoveries while unadjusted GAAP amounts reflect estimated timing of written agreements with or cash recoveries from insurers. GAAP financial guidance assumes a 60 day lag from period of business interruption loss to related income recognition.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 7 of 13

Williams Partners’ preliminary damage assessment and preliminary repair plan indicates an estimated cost of $102 million to repair the plant. The partnership expects to complete the plant repairs, turnaround and expansion and resume operations by April 2014. The assumed expanded plant restart date and repair cost estimate are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. The assumed property damage and business interruption insurance proceeds are also subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions.

Williams Partners L.P.

Geismar incident: Items impacting 3Q 2013	2Q	3Q		4Q	2013 Total
Amounts in millions
Estimated business interruption (BI) claim* (amounts included in WPZ DCF and Adjusted Profit)	$0	$15	**	$141	$156

Estimated value of the 60-day waiting period for BI insurance	18	42		0	60
Estimated value of the scheduled 50-day turnaround and expansion	0	37		13	50

Geismar unusual items	$18	$79		$13	$110

*	The estimated BI insurance claim amounts are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. Total property damage and BI insurance coverage for this incident is limited to $500 million.
**	$50 million of insurance recoveries were recognized during 3Q ‘13 related to the Geismar incident, but WPZ DCF and Adjusted Segment Profit have been adjusted to only reflect the amounts associated with the BI claims related to 3Q.
***	Distributable Cash Flow (DCF) and Adjusted Segment Profit are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are provided in this presentation.

Williams Partners L.P.

Geismar incident: Projected business interruption insurance proceeds and income recognition*	2013	2014	Total
Amounts in millions
Estimated business interruption (BI) proceeds (adjusted segment profit and DCF basis**)	$156	$187	$343
Adjustment for expected timing lag in BI cash recoveries and GAAP income recognition	(126)	126	0

Estimated BI proceeds - GAAP basis	$30	$313	$343

*	Total projected financial impact is $73 million, which is the sum of the value of the 60-day waiting period on the BI insurance, other known policy limits and $13 million of additional deductibles. It includes an estimate of property damage of $102 million and BI insurance proceeds of $343 million and assumes the company completes the plant repairs, turnaround and expansion and resumes operations by April 2014. The assumed plant restart date and repair cost estimate are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. The assumed property damage and BI insurance proceeds are also subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. Total property damage and BI insurance coverage for this incident is limited to $500 million.
**	For Williams Partners, adjusted segment profit and distributable cash flow (DCF) are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are provided in this news release.

Capital expenditures included in guidance for the full three-year period have been increased by $375 million with decreases to 2013 and increases in 2014 and 2015. The overall capital expenditure increase was primarily driven by a $200 million increase in the cost estimate to complete the Gulfstar I Project. Williams Partners has a 51 percent share of the Gulfstar I Project and as such will bear $102 million of the capital expenditure increase with the balance funded by a partner in the project. Capital expenditures guidance revisions also include the addition of two new Transco expansion

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 8 of 13

projects and various project timing shifts between years. Additionally, the revised guidance assumes Williams Partners acquires the Canadian assets by issuing Williams a class of units that do not pay cash distributions during the guidance period. However, capital expenditure guidance does not include the planned acquisition of Williams Canadian assets as the acquisition price will be determined by the negotiation between Williams and Williams Partners described above. During the guidance period it is assumed that the units issued as consideration for the assets will be “payment-in-kind” LP units that will provide Williams with additional LP units rather than cash.

The partnership’s current commodity price assumptions and the corresponding guidance for its earnings, distributable cash flow and capital expenditures are displayed in the following table:

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 9 of 13

Commodity Price Assumptions and Financial Outlook	2013			2014			2015
	Low	Mid	High	Low	Mid	High	Low	Mid	High
Commodity Price Assumptions
Ethane ($ per gallon)	$0.24	$0.26	$0.27	$0.23	$0.28	$0.33	$0.20	$0.30	$0.40
Propane ($ per gallon)	$0.96	$0.98	$0.99	$1.00	$1.10	$1.20	$1.00	$1.15	$1.30
Natural Gas - Henry Hub ($/MMBtu)	$3.55	$3.67	$3.80	$3.50	$4.00	$4.50	$3.75	$4.25	$4.75
Ethylene Spot ($ per pound)	$0.55	$0.58	$0.60	$0.48	$0.58	$0.68	$0.50	$0.60	$0.70
Propylene Spot ($ per pound)	$0.67	$0.69	$0.72	$0.55	$0.65	$0.75	$0.55	$0.65	$0.75
Crude Oil - WTI ($ per barrel)	$96	$100	$104	$80	$95	$110	$80	$95	$110

NGL to Crude Oil Relationship (1)	32%	32%	31%	36%	35%	33%	35%	36%	36%

Crack Spread ($ per pound) (2)	$0.45	$0.47	$0.49	$0.38	$0.46	$0.54	$0.42	$0.47	$0.53
Composite Frac Spread ($ per gallon) (3)	$0.45	$0.45	$0.46	$0.41	$0.46	$0.50	$0.37	$0.47	$0.56

Williams Partners Guidance
Amounts are in millions except coverage ratio.	Low	Mid	High	Low	Mid	High	Low	Mid	High
DCF attributable to partnership ops. (4) (6)	$1,710	$1,720	$1,730	$2,220	$2,350	$2,480	$2,605	$2,785	$2,965

Total Cash Distribution (5)	$1,907	$1,909	$1,911	$2,351	$2,419	$2,487	$2,632	$2,714	$2,796

Cash Distribution Coverage Ratio (4) (6)	.90x	.90x	.91x	.94x	.97x	1.00x	.99x	1.03x	1.06x

Adjusted Segment Profit (4) (6):
Northeast G&P		$45			$195			$355
Atlantic Gulf		570			630			965
West		715			620			595
NGL & Petchem		400			900			915

Total Adjusted Segment Profit	$1,695	$1,730	$1,765	$2,165	$2,345	$2,525	$2,610	$2,830	$3,050

Adjusted Segment Profit + DD&A (4) (6):
Northeast G&P		$175			$365			$565
Atlantic Gulf		945			1,060			1,460
West		950			855			830
NGL & Petchem		425			985			1,010

Total Adjusted Segment Profit + DD&A	$2,440	$2,495	$2,550	$3,060	$3,265	$3,470	$3,620	$3,865	$4,110

Capital Expenditures (6):
Maintenance	$275	$305	$335	$305	$340	$375	$295	$325	$355
Growth	3,135	3,300	3,465	2,575	2,780	2,985	1,315	1,465	1,615

Total Capital Expenditures	$3,410	$3,605	$3,800	$2,880	$3,120	$3,360	$1,610	$1,790	$1,970

(1)	Calculated as the price of natural gas liquids as a percentage of the price of crude oil on an equal volume basis.
(2)	Crack spread is based on delivered U.S. Gulf Coast ethylene and Mont Belvieu ethane.
(3)	Composite frac spread is based on Henry Hub natural gas and Mont Belvieu NGLs.
(4)	Distributable Cash Flow, Cash Distribution Coverage Ratio, Adjusted Segment Profit and Adjusted Segment Profit + DD&A are non- GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.
(5)	The cash distributions in guidance are on an accrual basis and reflect an approximate annual growth rate in limited partner distributions of 8% to 9% for 2013 and 6% for each 2014 and 2015. Total cash distributions for 2013 are reduced by expected Williams IDR waivers.
(6)	Guidance assumes the planned dropdown to Williams Partners of Williams’ currently in-service Canadian assets is completed in January 2014. The planned drop-down is subject to successful negotiation of a transaction between Williams and Williams Partners. Guidance assumes Williams Partners acquires the Canadian assets by issuing Williams a class of units that do not pay cash distributions during the guidance period. However, capital expenditure guidance does not include the planned acquisition of Williams’ Canadian assets as the acquisition price will be determined by the negotiation between Williams and Williams Partners.

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 10 of 13

Third-Quarter 2013 Materials to be Posted Shortly, Q&A Webcast Scheduled for Tomorrow

Williams Partners’ third-quarter 2013 financial results will be posted shortly at www.williamslp.com. The information will include the data book and analyst package.

Williams Partners and Williams will host a joint Q&A live webcast on Thursday, Oct. 31, at 9:30 a.m. EDT. A limited number of phone lines will be available at (888) 352-6798. International callers should dial (719) 325-2444. A link to the webcast, as well as replays of the webcast in both streaming and downloadable podcast formats, will be available for two weeks following the event at www.williams.com and www.williamslp.com.

Form 10-Q

The partnership plans to file its third-quarter 2013 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and Williams Partners websites.

Definitions of Non-GAAP Financial Measures

This press release includes certain financial measures – distributable cash flow, cash distribution coverage ratio, adjusted segment profit and adjusted segment profit + DD&A – that are non-GAAP financial measures as defined under the rules of the SEC.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Adjusted segment profit + DD&A is further adjusted to add back depreciation and amortization expense. Management believes these measures provide investors meaningful insight into Williams Partners L.P.‘s results from ongoing operations.

For Williams Partners L.P. we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, distributions to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other items.

For Williams Partners L.P. we also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 11 of 13

financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither adjusted segment profit, adjusted segment profit + DD&A nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 64 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com, where the partnership routinely posts important information.

Williams Partners L.P. is a limited partnership formed by The Williams Companies, Inc. Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “assumes,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “guidance,” “outlook,” “in service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	The levels of cash distributions to unitholders;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Whether we have sufficient cash from operations to enable us to pay current and expected levels of cash distributions, if any, following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	Availability of supplies, market demand and volatility of prices;

•	Inflation, interest rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Ability to acquire new businesses and assets and integrate those operations and assets into our existing businesses, as well as successfully expand our facilities;

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 12 of 13

•	Development of alternative energy sources;

•	The impact of operational and development hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation and rate proceedings;

•	Our allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by our affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on February 27, 2013, and our quarterly reports on Form 10-Q available from our offices or from our website.

# # #

Williams Partners L.P. (NYSE:WPZ) • Third-Quarter 2013 Financial Results • Oct. 30, 2013	Page 13 of 13

Exhibit 99.1

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

September 30, 2013

Reconciliation of Non-GAAP Measures

(UNAUDITED)

This press release includes certain financial measures, adjusted segment profit, adjusted segment profit + DD&A, distributable cash flow, and cash distribution coverage ratio that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Adjusted segment profit + DD&A is further adjusted to add back depreciation and amortization expense. Management believes these measures provide investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

For Williams Partners L.P., we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from equity investments, distributions to noncontrolling interest and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other adjustments. Total distributable cash flow is reduced by any amounts associated with operations which occurred prior to our ownership of the underlying assets to arrive at distributable cash flow attributable to partnership operations.

For Williams Partners L.P., we also calculate the ratio of distributable cash flow attributable to partnership operations to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither adjusted segment profit, adjusted segment profit + DD&A, nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2012					2013
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable cash flow” to GAAP “Net income”
Net income	$408	$243	$290	$291	$1,232	$321	$257	$280	$858
Depreciation and amortization	159	171	185	199	714	190	185	190	565
Non-cash amortization of debt issuance costs included in interest expense	4	3	4	3	14	3	4	4	11
Equity earnings from investments	(30)	(27)	(30)	(24)	(111)	(18)	(35)	(31)	(84)
Gain on sale of assets	—	(6)	—	—	(6)	—	—	—	—
Acquisition and transition-related costs	—	19	4	3	26	—	—	—	—
Allocated reorganization-related costs	—	8	6	11	25	2	—	—	2
Impairment of certain assets	—	—	6	—	6	—	—	—	—
Loss related to Geismar Incident	—	—	—	—	—	—	6	4	10
Geismar Incident adjustment for insurance timing	—	—	—	—	—	—	—	(35)	(35)
Contingency (gain) loss	—	—	—	—	—	—	—	9	9
Net reimbursements from Williams under omnibus agreements	6	1	4	5	16	4	4	2	10
Maintenance capital expenditures	(62)	(113)	(129)	(103)	(407)	(43)	(75)	(79)	(197)

Distributable cash flow excluding equity investments	485	299	340	385	1,509	459	346	344	1,149
Plus: Equity investments cash distributions to Williams Partners L.P.	52	46	34	40	172	38	41	34	113

Distributable cash flow	537	345	374	425	1,681	497	387	378	1,262
Less: Pre-partnership Distributable cash flow	62	52	58	20	192	—	—	—	—

Distributable cash flow attributable to partnership operations	$475	$293	$316	$405	$1,489	$497	$387	$378	$1,262

Total cash distributed	$362	$373	$394	$442	$1,571	$473	$489	$442	$1,404

Coverage ratios:
Distributable cash flow attributable to partnership operations divided by Total cash distributed	1.31	0.79	0.80	0.92	0.95	1.05	0.79	0.86	0.90

Net income divided by Total cash distributed	1.13	0.65	0.74	0.66	0.78	0.68	0.53	0.63	0.61

Reconciliation of GAAP “Segment Profit” to Non-GAAP “Adjusted Segment Profit” and “Adjusted Segment Profit + DD&A”

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Segment profit (loss):
Northeast G&P	$4	$(20)	$(4)	$(17)	$(37)	$(9)	$12	$(1)	$2
Atlantic-Gulf	165	127	124	158	574	159	152	137	448
West	311	239	223	207	980	186	162	207	555
NGL & Petchem Services	71	45	86	93	295	120	77	62	259

Total segment profit	$551	$391	$429	$441	$1,812	$456	$403	$405	$1,264

Adjustments:
Northeast G&P
Acquisition and transition-related costs	$—	$19	$4	$2	$25	$—	$—	$—	$—
Share of impairments at equity method investee	—	—	—	5	5	—	—	—	—
Contingency loss	—	—	—	—	—	—	—	9	9

Total Northeast G&P adjustments	—	19	4	7	30	—	—	9	9
Atlantic-Gulf
Litigation settlement gain	—	—	—	—	—	(6)	—	—	(6)
Gain on sale of certain assets	—	(6)	—	—	(6)	—	—	—	—
Net loss (recovery) related to Eminence storage facility leak	1	—	1	—	2	—	(5)	5	—
Impairment of certain assets	—	—	6	—	6	—	—	—	—

Total Atlantic-Gulf adjustments	1	(6)	7	—	2	(6)	(5)	5	(6)
NGL & Petchem Services
Loss related to Geismar furnace fire	—	—	4	1	5	—	—	—	—
Loss related to Geismar incident	—	—	—	—	—	—	6	4	10
Geismar Incident adjustment for insurance timing	—	—	—	—	—	—	—	(35)	(35)

Total NGL & Petchem Services adjustments	—	—	4	1	5	—	6	(31)	(25)

Total adjustments included in segment profit	$1	$13	$15	$8	$37	$(6)	$1	$(17)	$(22)

Adjusted segment profit (loss):
Northeast G&P	$4	$(1)	$—	$(10)	$(7)	$(9)	$12	$8	$11
Atlantic-Gulf	166	121	131	158	576	153	147	142	442
West	311	239	223	207	980	186	162	207	555
NGL & Petchem Services	71	45	90	94	300	120	83	31	234

Total adjusted segment profit	$552	$404	$444	$449	$1,849	$450	$404	$388	$1,242

Depreciation and amortization (DD&A):
Northeast G&P	$5	$17	$23	$31	$76	$29	$32	$33	$94
Atlantic-Gulf	92	92	97	100	381	93	87	92	272
West	58	57	58	61	234	61	58	58	177
NGL & Petchem Services	4	5	7	7	23	7	8	7	22

Total depreciation and amortization	$159	$171	$185	$199	$714	$190	$185	$190	$565

Adjusted segment profit (loss) + DD&A
Northeast G&P	$9	$16	$23	$21	$69	$20	$44	$41	$105
Atlantic-Gulf	258	213	228	258	957	246	234	234	714
West	369	296	281	268	1,214	247	220	265	732
NGL & Petchem Services	75	50	97	101	323	127	91	38	256

Total adjusted segment profit + DD&A	$711	$575	$629	$648	$2,563	$640	$589	$578	$1,807

Consolidated Statement of Income

(UNAUDITED)

	2012					2013
(Dollars in millions, except per- share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Service revenues	$673	$664	$668	$704	$2,709	$701	$715	$731	$2,147
Product sales	1,295	1,153	1,049	1,114	4,611	1,055	1,012	855	2,922

Total revenues	1,968	1,817	1,717	1,818	7,320	1,756	1,727	1,586	5,069
Costs and expenses:
Product costs	974	907	781	864	3,526	798	810	718	2,326
Operating and maintenance expenses	220	264	252	251	987	246	279	245	770
Depreciation and amortization expenses	159	171	185	199	714	190	185	190	565
Selling, general, and administrative expenses	126	148	134	145	553	123	125	122	370
Other (income) expense - net	6	12	10	(5)	23	3	4	(26)	(19)

Total costs and expenses	1,485	1,502	1,362	1,454	5,803	1,360	1,403	1,249	4,012

Equity earnings (losses)	30	27	30	24	111	18	35	31	84
General corporate expenses	38	49	44	53	184	42	44	37	123

Total segment profit	551	391	429	441	1,812	456	403	405	1,264

Reclass equity earnings (losses)	(30)	(27)	(30)	(24)	(111)	(18)	(35)	(31)	(84)
Reclass general corporate expenses	(38)	(49)	(44)	(53)	(184)	(42)	(44)	(37)	(123)

Operating income	483	315	355	364	1,517	396	324	337	1,057

Equity earnings (losses)	30	27	30	24	111	18	35	31	84
Interest incurred	(110)	(110)	(109)	(112)	(441)	(113)	(113)	(111)	(337)
Interest capitalized	3	5	8	20	36	17	16	17	50
Interest income	1	—	1	1	3	1	—	—	1
Other income (expense) - net	1	6	5	(6)	6	2	(5)	6	3

Net income	408	243	290	291	1,232	321	257	280	858
Less: net income attributable to noncontrolling interests	—	—	—	—	—	—	1	1	2

Net income attributable to controlling interests	$408	$243	$290	$291	$1,232	$321	$256	$279	$856

Allocation of net income for calculation of earnings per common unit:
Net income attributable to controlling interests	$408	$243	$290	$291	$1,232	$321	$256	$279	$856
Allocation of net income to general partner	154	146	157	130	587	119	126	55	300

Allocation of net income to common units	$254	$97	$133	$161	$645	$202	$130	$224	$556

Net income per common unit	$0.85	$0.29	$0.38	$0.42	$1.89	$0.50	$0.31	$0.52	$1.34
Weighted-average number of common units outstanding (thousands)	299,269	335,920	350,519	381,689	341,981	401,969	413,901	428,682	414,949
Cash distributions per common unit	$0.7775	$0.7925	$0.8075	$0.8275	$3.2050	$0.8475	$0.8625	$0.8775	$2.5875

Note:	The sum of net income per common unit for the quarters may not equal the total income per common unit for the year due to changes in the weighted-average number of common units outstanding.

Northeast G&P

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Fee revenues:
Gathering & processing	$23	$35	$44	$57	$159	$59	$69	$84	$212
Production handling and transportation	—	—	1	1	2	1	3	2	6
Other fee revenues	1	2	2	2	7	3	6	8	17
Commodity-based revenues:
NGL sales from gas processing	—	—	—	2	2	1	—	3	4
Marketing sales	—	—	—	—	—	19	34	45	98
Other sales	—	—	—	—	—	—	1	(1)	—

	24	37	47	62	170	83	113	141	337
Intrasegment eliminations	—	—	—	—	—	—	—	(1)	(1)

Total revenues	24	37	47	62	170	83	113	140	336

Segment costs and expenses:
NGL cost of goods sold	—	—	—	—	—	—	—	(1)	(1)
Marketing cost of goods sold	—	—	—	4	4	20	33	46	99
Depreciation and amortization	5	17	23	31	76	29	32	33	94
Other segment costs and expenses	12	34	25	33	104	40	43	66	149
Intrasegment eliminations	—	—	—	—	—	—	—	(1)	(1)

Total segment costs and expenses	17	51	48	68	184	89	108	143	340
Equity earnings (losses)	(3)	(6)	(3)	(11)	(23)	(3)	7	2	6

Reported segment profit (loss)	4	(20)	(4)	(17)	(37)	(9)	12	(1)	2

Adjustments	—	19	4	7	30	—	—	9	9

Adjusted segment profit (loss)	$4	$(1)	$—	$(10)	$(7)	$(9)	$12	$8	$11

Operating statistics

Gathering and Processing*
Gathering volumes (Tbtu)	59	81	92	108	340	127	142	157	426
Plant inlet natural gas volumes (Tbtu)	—	11	19	25	55	18	25	28	71
Non-ethane equity sales (million gallons)	—	—	—	2	2	1	1	3	5

NGL equity sales (million gallons)	—	—	—	2	2	1	1	3	5
Ethane production (million gallons)	—	—	—	1	1	—	1	1	2
Non-ethane production (million gallons)	—	15	24	32	71	21	32	39	92

NGL production (million gallons)	—	15	24	33	72	21	33	40	94
Laurel Mountain Midstream LLC (equity investment) - 100%
Gathering volumes (Tbtu)	15	16	22	27	80	27	29	32	88

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Atlantic-Gulf

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Fee-based revenues:
Gathering & processing	$20	$20	$19	$22	$81	$19	$19	$15	$53
Production handling and transportation	276	268	267	282	1,093	283	282	282	847
Other fee revenues	31	28	29	29	117	29	29	30	88
Commodity-based revenues:
NGL sales from gas processing	40	32	36	34	142	28	26	22	76
Marketing sales	239	244	185	194	862	176	186	167	529
Other sales	(1)	2	(1)	—	—	1	—	—	1
Tracked revenues:	38	32	40	49	159	52	59	46	157

	643	626	575	610	2,454	588	601	562	1,751
Intrasegment eliminations	1	(3)	3	—	1	1	1	1	3

Total revenues	644	623	578	610	2,455	589	602	563	1,754

Segment costs and expenses:
NGL cost of goods sold	6	6	9	8	29	6	7	5	18
Marketing cost of goods sold	239	244	185	194	862	176	186	167	529
Depreciation and amortization expenses	92	92	97	100	381	93	87	92	272
Other segment costs and expenses	127	145	144	125	541	118	130	132	380
Tracked costs	38	32	40	49	159	52	59	46	157
Intrasegment eliminations	1	(3)	3	—	1	1	1	1	3

Total segment costs and expenses	503	516	478	476	1,973	446	470	443	1,359

Equity earnings (losses)	24	20	24	24	92	16	20	17	53

Reported segment profit	165	127	124	158	574	159	152	137	448
Adjustments	1	(6)	7	—	2	(6)	(5)	5	(6)

Adjusted segment profit	$166	$121	$131	$158	$576	$153	$147	$142	$442

Operating statistics

Gathering and Processing*
Gathering volumes (Tbtu)	41	39	40	43	163	39	36	31	106
Plant inlet natural gas volumes (Tbtu)	79	71	76	83	309	76	78	55	209

Ethane equity sales (million gallons)	18	14	18	14	64	8	6	7	21
Non-ethane equity sales (million gallons)	18	19	21	22	80	20	20	16	56

NGL equity sales (million gallons)	36	33	39	36	144	28	26	23	77

Ethane margin ($/gallon)	$0.33	$0.21	$0.22	$0.07	$0.22	$0.16	$0.21	$0.11	$0.16
Non-ethane margin ($/gallon)	$1.50	$1.26	$1.10	$1.09	$1.23	$1.03	$0.89	$1.03	$0.98
NGL margin ($/gallon)	$0.94	$0.79	$0.69	$0.72	$0.78	$0.79	$0.73	$0.75	$0.76

Ethane production (million gallons)	85	65	77	83	310	61	61	42	164
Non-ethane production (million gallons)	77	73	84	96	330	85	91	68	244

NGL production (million gallons)	162	138	161	179	640	146	152	110	408

Discovery Producer Services LLC (equity investment) - 100%
NGL equity sales (million gallons)	20	16	17	19	72	19	18	6	43
NGL production (million gallons)	71	62	58	69	260	63	64	45	172
Transcontinental Gas Pipe Line
Throughput (Tbtu)	735.6	639.4	672.8	726.6	2,774.4	845.6	713.1	756.8	2,315.5
Avg. daily transportation volumes (Tbtu)	8.1	7.0	7.3	7.9	7.6	9.4	7.8	8.2	8.5
Avg. daily firm reserved capacity (Tbtu)	8.8	8.7	8.8	9.1	8.8	9.3	8.9	8.8	9.0

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

West

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Fee-based revenues:
Gathering & processing	$154	$152	$151	$148	$605	$134	$141	$143	$418
Production handling and transportation	109	103	106	110	428	116	110	114	340
Other fee revenues	9	9	9	10	37	9	9	8	26
Commodity-based revenues:
NGL sales from gas processing	273	210	196	192	871	142	137	151	430
Marketing sales	68	53	47	59	227	46	46	55	147
Other sales	10	9	7	7	33	10	7	8	25
Tracked revenues:	—	1	—	—	1	—	1	—	1

	623	537	516	526	2,202	457	451	479	1,387
Intrasegment eliminations	—	(1)	—	—	(1)	—	—	(1)	(1)

Total revenues	623	536	516	526	2,201	457	451	478	1,386

Segment costs and expenses:
NGL cost of goods sold	65	47	56	66	234	44	51	54	149
Marketing cost of goods sold	68	53	48	58	227	46	46	55	147
Other cost of goods sold	3	2	3	3	11	4	2	2	8
Depreciation and amortization expenses	58	57	58	61	234	61	58	58	177
Other segment costs and expenses	118	138	128	131	515	116	131	103	350
Tracked costs	—	1	—	—	1	—	1	—	1
Intrasegment eliminations	—	(1)	—	—	(1)	—	—	(1)	(1)

Total segment costs and expenses	312	297	293	319	1,221	271	289	271	831

Reported segment profit	311	239	223	207	980	186	162	207	555
Adjustments	—	—	—	—	—	—	—	—	—

Adjusted segment profit	$311	$239	$223	$207	$980	$186	$162	$207	$555

Operating statistics
Gathering and Processing
Gathering volumes (Tbtu)	283	279	281	268	1,111	240	250	254	744
Plant inlet natural gas volumes (Tbtu)	326	320	321	314	1,281	295	305	310	910
Ethane equity sales (million gallons)	158	152	145	127	582	15	31	45	91
Non-ethane equity sales (million gallons)	114	110	117	115	456	102	106	110	318

NGL equity sales (million gallons)	272	262	262	242	1,038	117	137	155	409
Ethane margin ($/gallon)	$0.36	$0.22	$0.10	$0.04	$0.19	$(0.03)	$(0.01)	$(0.02)	$(0.02)
Non-ethane margin ($/gallon)	$1.34	$1.15	$1.06	$1.07	$1.16	$0.96	$0.81	$0.89	$0.89
NGL margin ($/gallon)	$0.76	$0.62	$0.53	$0.52	$0.61	$0.84	$0.62	$0.63	$0.69

Ethane production (million gallons)	353	336	325	278	1,292	98	124	139	361
Non-ethane production (million gallons)	288	286	293	295	1,162	262	281	294	837

NGL production (million gallons)	641	622	618	573	2,454	360	405	433	1,198
Northwest Pipeline LLC
Throughput (Tbtu)	191.4	140.1	145.8	180.9	658.2	201.0	136.9	168.6	506.5
Avg. daily transportation volumes (Tbtu)	2.1	1.5	1.6	2.0	1.8	2.2	1.5	1.8	1.9
Avg. daily firm reserved capacity (Tbtu)	2.9	2.9	2.9	2.9	2.9	3.0	3.0	3.0	3.0

NGL & Petchem Services

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Fee-based revenues:
Production handling and transportation	$4	$5	$5	$5	$19	$5	$5	$5	$15
Other fee-based revenues	24	25	26	28	103	26	31	29	86
Commodity-based revenues:
Olefin sales	235	198	151	189	773	227	188	37	452
Marketing sales	946	839	841	818	3,444	685	673	645	2,003
Other sales	10	2	(1)	6	17	4	4	6	14

	1,219	1,069	1,022	1,046	4,356	947	901	722	2,570
Intrasegment eliminations	(34)	(35)	(27)	(39)	(135)	(39)	(44)	(30)	(113)

Total revenues	1,185	1,034	995	1,007	4,221	908	857	692	2,457

Segment costs and expenses:
Olefins cost of goods sold	161	128	74	112	475	109	100	36	245
Marketing cost of goods sold	953	863	828	811	3,455	679	679	635	1,993
Other cost of goods sold	10	2	2	5	19	6	3	6	15
Depreciation and amortization expenses	4	5	7	7	23	7	8	7	22
Other segment costs and expenses	29	39	34	29	131	31	42	(12)	61
Intrasegment eliminations	(34)	(35)	(27)	(39)	(135)	(39)	(44)	(30)	(113)

Total segment costs and expenses	1,123	1,002	918	925	3,968	793	788	642	2,223

Equity earnings (losses)	9	13	9	11	42	5	8	12	25

Reported segment profit	71	45	86	93	295	120	77	62	259
Adjustments	—	—	4	1	5	—	6	(31)	(25)

Adjusted segment profit	$71	$45	$90	$94	$300	$120	$83	$31	$234

Operating statistics

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	284	250	263	261	1,058	246	211	10	467
Geismar ethylene margin ($/lb)	$0.18	$0.20	$0.22	$0.23	$0.21	$0.37	$0.33	$0.05	$0.34

Overland Pass Pipeline Company LLC (equity investment) - 100%
NGL Transportation volumes (Mbbls)	13,968	12,843	12,527	11,904	51,242	7,402	11,151	13,174	31,727

Capital Expenditures and Investments

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Capital expenditures:
Northeast G&P	$48	$170	$196	$243	$657	$307	$298	$338	$943
Atlantic-Gulf	148	173	247	270	838	174	276	290	740
West	41	121	90	103	355	63	58	55	176
NGL & Petchem Services	21	54	128	42	245	62	77	115	254
Other	2	6	4	5	17	2	1	1	4

Total*	$260	$524	$665	$663	$2,112	$608	$710	$799	$2,117

Purchase of businesses:
Northeast G&P	$(7)	$—	$—	$—	$(7)	$—	$—	$—	$—
NGL & Petchem Services**	—	—	—	25	25	(25)	—	—	(25)
Other	332	1,724	—	—	2,056	—	—	—	—

Total	$325	$1,724	$—	$25	$2,074	$(25)	$—	$—	$(25)

Purchase of investments:
Northeast G&P	$36	$85	$44	$78	$243	$72	$37	$123	$232
Atlantic-Gulf	4	47	33	91	175	15	50	35	100
NGL & Petchem Services	8	4	21	20	53	6	2	4	12

Total	$48	$136	$98	$189	$471	$93	$89	$162	$344

Summary:
Northeast G&P	$77	$255	$240	$321	$893	$379	$335	$461	$1,175
Atlantic-Gulf	152	220	280	361	1,013	189	326	325	840
West	41	121	90	103	355	63	58	55	176
NGL & Petchem Services	29	58	149	87	323	43	79	119	241
Other	334	1,730	4	5	2,073	2	1	1	4

Total	$633	$2,384	$763	$877	$4,657	$676	$799	$961	$2,436

Capital expenditures incurred and purchase of investments:
Increases to property, plant, and equipment	$289	$565	$713	$739	$2,306	$617	$717	$868	$2,202
Purchase of businesses	325	1,724	—	25	2,074	(25)	—	0	(25)
Purchase of investments	48	136	98	189	471	93	89	162	344

Total	$662	$2,425	$811	$953	$4,851	$685	$806	$1,030	$2521

*Increases to property, plant, and equipment	$289	$565	$713	$739	$2,306	$617	$717	$868	$2,202
Changes in related accounts payable and accrued liabilities	(29)	(41)	(48)	(76)	(194)	(9)	(7)	(69)	(85)

Capital expenditures	$260	$524	$665	$663	$2,112	$608	$710	$799	$2,117

**	The fourth quarter of 2012 relates to the acquisition of the olefins business from a subsidiary of Williams and the first quarter of 2013 relates to a working capital adjustment associated with the acquisition.

Williams Partners L.P.

	2013 Guidance	2014 Guidance	2015 Guidance
(Dollars in millions, except coverage ratios)	Midpoint	Midpoint	Midpoint
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$1045	$1,920	$2,085
Depreciation and amortization	765	920	1,035
Maintenance capital expenditures	(305)	(340)	(325)
Attributable to Noncontrolling Interests	—	(45)	(105)
Non-GAAP Geismar incident adjustment for insurance timing	141	(141)	—
Other / Rounding	74	36	95

Distributable cash flow	$1,720	$2,350	$2,785

Total cash to be distributed	$1,909	$2,419	$2,714

Coverage ratios:
Distributable cash flow divided by Total cash to be distributed	0.90	0.97	1.03

Net income divided by Total cash to be distributed	0.55	0.79	0.77

Reconciliation of Non-GAAP “Adjusted Segment Profit” and “Adjusted Segment Profit + DD&A” to GAAP “Segment Profit”

Segment Profit:
Northeast G&P	$36	$195	$355
Atlantic-Gulf	574	630	965
West	715	620	595
NGL & Petchem Services	261	1064	915

Total Segment Profit	$1,586	$2,509	$2,830

Adjustments:
Northeast G&P- Contingency loss	$9	$—	$—
Atlantic-Gulf- Litigation settlement gain	(6)	—	—
Atlantic-Gulf- Net loss related to Eminence storage facility leak	2	—	—
West	—	—	—
NGL & Petchem Services- Loss related to Geismar incident	13	—	—
NGL & Petchem Services - Geismar other income	(15)	15	—
NGL & Petchem Services - Geismar involuntary conversion gain	—	(38)	—
NGL & Petchem Services- Geismar incident adjustment for insurance timing	141	(141)	—

Total Adjustments	$144	(164)	$—

Adjusted segment profit:
Northeast G&P	$45	$195	$355
Atlantic-Gulf	570	630	965
West	715	620	595
NGL & Petchem Services	400	900	915

Adjusted segment profit	$1,730	$2,345	$2,830

Depreciation and amortization (DD&A):
Northeast G&P	$130	$170	$210
Atlantic-Gulf	375	430	495
West	235	235	235
NGL & Petchem Services	25	85	95

Total depreciation and amortization	$765	$920	$1,035

Adjusted segment profit + DD&A:
Northeast G&P	$175	$365	$565
Atlantic-Gulf	945	1,060	1,460
West	950	855	830
NGL & Petchem Services	425	985	1010

Total adjusted segment profit + DD&A	$2,495	$3,265	$3,865

Williams Partners L.P.

Reconciliation of GAAP “Segment Profit” to Non-GAAP “Canada Distributable Cash Flow”

(Dollars in millions)	2014 Guidance	2015 Guidance
Segment profit contribution	$155	$147
Depreciation and amortization	42	42
General corporate costs	(4)	(4)
Maintenance capital expenditures	(3)	(2)
Canadian cash tax	8	12

Canada distributable cash flow	$198	$195